Citigroup Inc.	March 25, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0065 Filed Pursuant to Rule 424(b)(2) Registration No. 333-172562
Non-Callable Fixed to Float Notes due March 28, 2018
From and including the original issue date to but excluding March 28, 2014, the notes will bear interest during each quarterly interest period at a fixed rate of 2.10% per annum. From and including March 28, 2014 to but excluding the maturity date, the notes will bear interest during each quarterly interest period at a per annum rate equal to the floating interest rate commonly referred to as “three-month U.S. dollar LIBOR” determined on the second London business day prior to the first day of the applicable interest period plus a spread of 0.50%, subject to a maximum interest rate of 5.00% per annum for any interest period.

The notes are senior unsecured obligations of Citigroup Inc.  All payments due on the notes are subject to the credit risk of Citigroup Inc.

It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.
FINAL TERMS
Issuer:	Citigroup Inc.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate stated principal amount:	$10,000,000
Pricing date:	March 25, 2013
Original issue date:	March 28, 2013
Maturity date:
March 28, 2018.  If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.

Payment at maturity:	$1,000 per note plus any accrued and unpaid interest
Interest rate per annum:
From and including the original issue date to but excluding March 28, 2014:
•      2.10%
From and including March 28, 2014 to but excluding the maturity date:
•      a floating rate equal to three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 0.50%, subject to a maximum interest rate of 5.00% per annum for any interest period

Interest payment dates:	The 28th day of each March, June, September and December, beginning on June 28, 2013 and ending on the maturity date.
Interest period:
The three-month period from the original issue date to but excluding the immediately following interest payment date, and each successive three-month period from and including an interest payment date to but excluding the next interest payment date

Day-count convention:	30/360 Unadjusted
CUSIP:	1730T0SK6
ISIN:	US1730T0SK69
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to the issuer(2)
Per note:	$1,000.00	$5.00	$995.00
Total:	$10,000,000	$50,000	$9,950,000
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $5.00 for each note sold in this offering. The actual underwriting fee per note will be $5.00 for each note sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  From this underwriting fee, certain broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and financial advisors employed by Citigroup Global Markets Inc. or such broker-dealers will receive a fixed sales commission, of $5.00 for each note they sell. Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a selling concession of up to $5.00 for each $1,000 note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors,” “General Information—Fees and selling concessions” and “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.
(2) The per note proceeds to Citigroup Inc. indicated above represent the minimum per note proceeds to Citigroup Inc. for any note, assuming the maximum per note underwriting fee of $5.00. As noted in footnote (1), the underwriting fee is variable. The total proceeds to Citigroup Inc. shown above give effect to the actual amount of this variable underwriting fee. You should refer to “Risk Factors,” “General Information—Fees and selling concessions” and “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlink below.

Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011 the notes are not bank deposits or savings accounts, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.

Non-Callable Fixed to Float Notes due March 28, 2018

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the notes. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

■
The amount of interest payable on the notes will vary.  The notes differ from conventional fixed-rate debt securities in that the interest payable on the notes will vary after the first year of the term of the notes based on the level of three-month U.S. dollar LIBOR. From and including March 28, 2014 to but excluding the maturity date, the notes will bear interest during each quarterly interest period at a per annum rate equal to the level of three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 0.50%, subject to a maximum interest rate of 5.00% per annum for any interest period. The per annum interest rate that is determined on the relevant interest determination date will apply to the entire interest period following that interest determination date, even if three-month U.S. dollar LIBOR increases during that interest period, but is applicable only to that quarterly interest period; interest payments for any other quarterly interest period will vary.

■
The interest rate applicable to the notes will be subject to a maximum per annum rate. The interest rate applicable to the notes from and including March 28, 2014 to but excluding the maturity date cannot exceed 5.00% per annum for any interest period.  As a result, the notes may provide you less interest income than an investment in a similar instrument that is not subject to a maximum per annum interest rate.

■
The yield on the notes may be lower than the yield on a standard debt security of comparable maturity. During the first year of the term of the notes, the notes will bear interest at a rate of 2.10% per annum.  From and including March 28, 2014 to but excluding the maturity date, the notes will bear interest during each quarterly interest period at the per annum rate equal to the level of three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 0.50%, subject to a maximum interest rate of 5.00% per annum for any interest period.  As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Inc. of comparable maturity.

■
The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the notes. You are subject to the credit risk of Citigroup Inc.  If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the notes.

■
The notes will not be listed on any securities exchange and you may not be able to sell the notes prior to maturity.   The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets Inc. (“Citigroup Global Markets”) intends to make a secondary market in relation to the notes and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the notes and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the notes until the maturity date. Where a market does exist, to the extent that an investor wants to sell the notes, the price may, or may not, be at a discount from the stated principal amount.

■
Secondary market sales of the notes may result in a loss of principal.  You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity.  Because the value of the notes may fluctuate, if you are able to sell your notes in the secondary market prior to maturity, you may receive less than the stated principal amount of the notes.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the issue price since the issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if the value of the notes declines. In

March 2013	PS-2

Citigroup Inc.

Non-Callable Fixed to Float Notes due March 28, 2018

addition, any secondary market prices for the notes may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

■
The price at which you may be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than you originally invest. Numerous factors will influence the value of the notes in any secondary market that may develop and the price at which Citigroup Global Markets may be willing to purchase the notes in any such secondary market, including:  the level and volatility of three-month U.S-dollar LIBOR, interest rates in the market, the time remaining to maturity, hedging activities by our affiliates, fees and projected hedging fees and profits, and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Inc. As a result, the value of the notes will vary and may be less than the issue price at any time prior to maturity. Sale of the notes prior to maturity may result in a loss.

■
The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citibank, N.A., the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citibank, N.A. will determine, among other things, the level of three-month U.S. dollar LIBOR and will calculate the interest payable to you on each interest payment date.  Any of these determinations or calculations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the calculation of the level of three-month U.S. dollar LIBOR in the event of the unavailability of the level of three-month U.S. dollar LIBOR, may adversely affect the amount of one or more interest payments to you.

■
Hedging and trading activity by Citigroup Inc. could result in a conflict of interest. In anticipation of the sale of the notes, one or more of our affiliates have entered into hedge transactions. This hedging activity will likely continue to involve trading in instruments, such as options, swaps or futures, based upon three-month U.S. dollar LIBOR. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Because hedging our obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the value of the notes declines.

■
The historical performance of three-month U.S. dollar LIBOR is not an indication of its future performance. The historical performance of three-month U.S. dollar LIBOR, which is included in this pricing supplement, should not be taken as an indication of the future performance of three-month U.S. dollar LIBOR during the term of the notes. Changes in the level of three-month U.S. dollar LIBOR will affect the value of the notes, but it is impossible to predict whether the level of three-month U.S. dollar LIBOR will rise or fall.

■
You will have no rights against the publishers of three-month U.S. dollar LIBOR. You will have no rights against the publishers of three-month U.S. dollar LIBOR even though the amount you receive on each interest payment date after the first year of the term of the notes will depend upon the level of three-month U.S. dollar LIBOR. The publishers of three-month U.S. dollar LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

March 2013	PS-3

Citigroup Inc.

Non-Callable Fixed to Float Notes due March 28, 2018

General Information
Interest:
The 28th day of each March, June, September and December, beginning on June 28, 2013 and ending on the maturity date, will be an interest payment date.  If a scheduled interest payment date is not a business day, interest will be paid on the next succeeding business day with the same force and effect as if it has been paid on the scheduled interest payment date.  No additional interest will accrue as a result of delayed payment.

Interest will be payable to the persons in whose names the notes are registered at the close of business on the business day preceding each interest payment date (each such day, a “regular record date”).

United States federal income tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (“QFR”) for U.S. federal income tax purposes.  Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the notes, an equivalent fixed rate debt instrument must be constructed.  The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the notes).  Based on the application of these rules to the notes and current market conditions, the notes should be treated as issued without OID, in which case stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting.

Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued interest, which will be treated as interest income) and the holder’s tax basis in the note.  A U.S. Holder’s tax basis in a note will equal the cost of the note to the holder.  Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on and amounts received on the sale, exchange or retirement of the notes if they fulfill certain certification requirements.  Special rules apply to Non-U.S. Holders whose income on the notes is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

Both U.S. and non-U.S. persons considering an investment in the notes should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Prospective investors in the notes should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as trustee under an indenture dated March 15, 1987, as amended) will serve as trustee for the notes.
Use of proceeds and hedging:
The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more instruments, such as options, swaps and/or futures, based on three-month U.S. dollar LIBOR and/or taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates may profit from this hedging activity, even if the value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Inc.’s affiliate, Citigroup Global Markets, may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Please refer to “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for important information for investors that are ERISA or other benefit plans or whose underlying assets include assets of such plans.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $5.00 for each note sold in this offering.  The actual underwriting fee per note will be equal to $5.00 for each note sold by Citigroup Global Markets directly to the public and will otherwise equal the selling concession provided to

March 2013	PS-4

Citigroup Inc.

Non-Callable Fixed to Float Notes due March 28, 2018

selected dealers, as described in this paragraph.  From this underwriting fee, certain broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and financial advisors employed by Citigroup Global Markets or such broker-dealers will receive a fixed sales commission, of $5.00 for each note they sell.  Citigroup Global Markets will pay selected dealers not affiliated with Citigroup Global Markets a selling concession of up to $5.00 for each $1,000 note they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” above and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

Supplemental information regarding plan of distribution; conflicts of interest:
The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 among Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets, $10,000,000 aggregate stated principal amount of the notes (10,000 notes) for a minimum of $995.00 per note.  Citigroup Global Markets proposes to offer the notes in part directly to the public at $1,000.00 per note and in part to selected dealers at $1,000.00 per note less a selling concession as described under “—Fees and selling concessions” above.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors—Hedging and trading activity by Citigroup Inc. could result in a conflict of interest,” and “General Information—Use of proceeds and hedging” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Inc.  Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

Calculation agent:
Citibank, N.A., an affiliate of Citigroup Inc., will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Paying agent:	Citibank, N.A. will serve as will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).
Contact:	Clients may contact their local brokerage representative.

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the front page of this pricing supplement, in connection with your investment in the notes.

March 2013	PS-5

Citigroup Inc.

Non-Callable Fixed to Float Notes due March 28, 2018

Determination of Three-month U.S. Dollar LIBOR

Three-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For any relevant date, three-month U.S. dollar LIBOR will equal the rate for three-month U.S. dollar LIBOR appearing on Reuters BBA page “LIBOR01” (or any successor page as determined by the calculation agent) as of 11:00 am (London time) on that date.

If a rate for three-month U.S. dollar LIBOR is not published on Reuters BBA page “LIBOR01” (or any successor page as determined by the calculation agent) on any day on which the rate for three-month U.S. dollar LIBOR is required, then the calculation agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the calculation agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of three months as of 11:00 am (London time) on such day.  If at least two such quotations are so provided, the rate for three-month U.S. dollar LIBOR will be the arithmetic mean of such quotations.  If fewer than two such quotations are provided, the calculation agent will request each of three major banks in New York City to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of three months as of approximately 11:00 am (New York City time) on such day.  If at least two such rates are so provided, the rate for three-month U.S. dollar LIBOR will be the arithmetic mean of such rates.  If fewer than two such rates are so provided, then the rate for three-month U.S. dollar LIBOR will be three-month U.S. dollar LIBOR in effect as of 11:00 am (New York City time) on the immediately preceding London business day.

A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

March 2013	PS-6

Citigroup Inc.

Non-Callable Fixed to Float Notes due March 28, 2018

Historical Information on Three-month U.S. Dollar LIBOR

The following table sets forth, for each of the periods indicated, the high and low three-month U.S. dollar LIBOR as reported on Bloomberg. The historical three-month U.S. dollar LIBOR should not be taken as an indication of the future performance of three-month U.S. dollar LIBOR. Any historical upward or downward trend in three-month U.S. dollar LIBOR during any period set forth below is not an indication that three-month U.S. dollar LIBOR is more or less likely to increase or decrease at any time during the term of the notes.

Historical Three-month U.S. Dollar LIBOR	High	Low
2008
First	4.68063%	2.54188%
Second	2.92000%	2.63813%
Third	4.05250%	2.78500%
Fourth	4.81875%	1.42500%
2009
First	1.42125%	1.08250%
Second	1.17688%	0.59500%
Third	0.58750%	0.28250%
Fourth	0.28438%	0.24875%
2010
First	0.29150%	0.24875%
Second	0.53925%	0.29150%
Third	0.53363%	0.28938%
Fourth	0.30375%	0.28438%
2011
First	0.31400%	0.30281%
Second	0.30100%	0.24500%
Third	0.37433%	0.24575%
Fourth	0.58100%	0.37761%
2012
First	0.58250%	0.46815%
Second	0.46915%	0.46060%
Third	0.46060%	0.35850%
Fourth	0.35525%	0.30600%
2013
First (through March 25, 2013)	0.30500%	0.27960%

The rate for three-month U.S. dollar LIBOR for March 25, 2013, was 0.28310%.

The following graph shows the published daily rate for three-month U.S. dollar LIBOR in the period from January 2, 2008 through March 25, 2013. Past movements of three-month U.S. dollar LIBOR are not indicative of the future three-month U.S. dollar LIBOR.  Changes in three-month U.S. dollar LIBOR will affect the value of the notes and the interest payments on the notes after the first year of the term of the notes, but it is impossible to predict whether three-month U.S. dollar LIBOR will rise or fall.

March 2013	PS-7

Citigroup Inc.

Non-Callable Fixed to Float Notes due March 28, 2018

Additional Information

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes, nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2013	PS-8

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document.  We are not making an offer of these securities in any state where the offer is not permitted.

TABLE OF CONTENTS

Citigroup Inc.
Medium-Term Senior Notes,
Series H

Non-Callable Fixed to Float Notes
due March 28, 2018

($1,000 Stated Principal Amount per Note)

Pricing Supplement
March 25, 2013

(Including the Prospectus Supplement
dated December 20, 2012 and the
Prospectus dated May 12, 2011)

Page
Pricing Supplement
Final Terms	PS-1
Risk Factors	PS-2
General Information	PS-4
Determination of Three-month U.S. Dollar LIBOR	PS-6
Historical Information on Three-month U.S. Dollar LIBOR	PS-7
Additional Information	PS-8
Validity of the Notes	PS-8
Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37
Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58